CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated February 27, 2009 on the financial statements and financial highlights of Winslow Green Growth Fund and Winslow Green Solutions Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/           TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 24, 2009